Exhibit 99.1
Hanmi Financial Corporation
Reports Third-quarter 2009 Financial Results and
Formalizes Agreement with Regulators
LOS ANGELES — November 5, 2009 — Hanmi Financial Corporation (NASDAQ: HAFC) (“we,” “our” or “Hanmi”), the holding company for Hanmi Bank (the “Bank”), reported a third-quarter net loss of $59.7 million, or ($1.26) per share, compared to net income of $4.3 million, or $0.09 per diluted share, in the third quarter of 2008. During the third quarter, we incurred tax charges of $38.2 million related to a valuation allowance of deferred tax assets. Excluding this charge, the net loss would have been $21.5 million for the third quarter of 2009, primarily driven by $49.5 million in credit loss provisions.
Hanmi also announced today that Hanmi and the Bank have entered into a Written Agreement (the “Written Agreement”) with the Federal Reserve Bank of San Francisco (the “FRB”), effective as of November 2, 2009. In addition, the board of directors of the Bank has consented to the issuance of a Final Order (the “Final Order”) by the California Department of Financial Institutions (the “DFI”), effective as of November 2, 2009. The Written Agreement and the Final Order provide for certain actions to be taken in cooperation with the regulatory authorities and are intended to address various matters including issues related to capital, liquidity and asset quality.
Jay S. Yoo, President and Chief Executive Officer, commented, “In the continuing weakness of the credit markets, the third-quarter provision for loan losses was again a record high, leading to disappointing operating results. However, we have continued our business strategies in the third quarter and achieved meaningful improvements in our core banking foundation. The balance sheet deleveraging strategy changed our liability profile to core-deposit based and substantially expanded our net interest margin. Various asset quality management programs, as well as higher loan charge-offs and transfers to other real estate owned, at last reduced delinquent loans and we also took a step forward in our capital raising efforts by receiving a $6.95 million capital infusion from Leading Investment & Securities Co. as previously announced. We are currently in active negotiations with certain Korean institutional investors relating to a larger capital infusion sufficient for Hanmi to weather this credit environment.
Regulatory Agreements
The Final Order and Written Agreement require the Bank to prepare and submit written plans to the DFI and the FRB that address the following items: (i) strengthening board oversight of the management and operation of the Bank; (ii) strengthening credit risk management practices; (iii) improving credit administration policies and procedures; (iv) improving the Bank’s position with respect to problem assets; (v) improving the capital position of the Bank and, with respect to the Written Agreement, of Hanmi; (vi) maintaining adequate reserves for loan and lease losses; (vii) improving the Bank’s earnings through a strategic plan and a budget for 2010; (viii) improving the Bank’s liquidity position and funds management practices; and (ix) contingency funding. In addition, the Order and the Agreement place restrictions on the Bank’s lending to borrowers who have adversely classified loans with the Bank and require the Bank to charge off or collect certain problem loans. The Final Order and Written Agreement also require the Bank to review and revise its allowance for loan and lease losses consistent with relevant supervisory guidance.. The Bank is also prohibited from paying dividends, incurring, increasing or guaranteeing any debt, or making certain changes to its business without prior approval from the DFI, and the Bank and Hanmi must obtain prior approval from the FRB prior to declaring and paying dividends.

Under the Final Order, the Bank is also required to increase its capital and maintain certain regulatory capital ratios prior to certain dates specified therein. By July 31, 2010, the Bank will be required to increase its contributed equity capital by not less than an additional $100 million. The Bank will be required to maintain a ratio of tangible shareholders’ equity to total tangible assets as follows:

Ratio of Tangible Shareholders’
Date	Equity to Total Tangible Assets
By December 31, 2009	Not Less Than 7.0 Percent

By July 31, 2010	Not Less Than 9.0 Percent

From December 31, 2010 and Until the Order is Terminated	Not Less Than 9.5 Percent
If the Bank is not able to maintain the capital ratios identified in the Final Order, it must notify the DFI, and Hanmi and the Bank are required to notify the FRB if their respective capital ratios fall below those set forth in the capital plan to be submitted to the FRB.
Results of Operations
The net interest income before provision for credit losses increased by $3.4 million, or 14.6 percent, to $26.5 million in the third quarter of 2009 compared to $23.1 million in the prior quarter. Such increase in net interest income reflects the effects of our core deposit campaign that was launched in the prior quarter. Most of our high-cost six-month time deposits that were offered from December 2008 through March 2009 and matured in the third quarter of 2009 have been rolled over into lower-cost deposits and the average cost of interest-bearing deposits decreased by 67 basis points to 2.70 percent from 3.37 percent in the second quarter of 2009. On the other hand, our stringent lending policy allowed us to increase our loan pricing and to improve the average yield on the loan portfolio to 5.50 percent in the third quarter of 2009 compared to 5.46 percent in the prior quarter. The combined result was the increase of net interest margin by 52 basis points to 3.00 percent in the third quarter compared to 2.48 percent in the second quarter.
The provision for credit losses in the third quarter of 2009 increased by $25.6 million to $49.5 million compared to $23.9 million in the prior quarter, due mainly to the $16.4 million additional provision provided to the impaired loans that was part of our continuing efforts to address the further deteriorating commercial real estate market. For the first nine months of 2009, the provision for credit losses more than doubled to $119.4 million compared to $50.2 million for the prior year’s same period, reflecting our effort to prepare for the uncertain credit risk in this weak credit market.
Total non-interest income in the third quarter of 2009 was $8.2 million compared to $6.7 million in the prior quarter and $5.3 million in the third quarter of 2008. The sequential increase in non-interest income reflects an $864,000 net gain on sales of SBA loans. The second quarter income was also reduced by an impairment loss of $909,000 on a low income housing investment
Total non-interest expense in the third quarter of 2009 was $23.7 million compared to $24.7 million in the second quarter, a decrease of $1.0 million, or 4.1 percent, and an increase of $1.5 million, or 6.5 percent, compared to $22.2 million in the third quarter of 2008. The decrease from the second quarter of 2009 was mainly caused by the reduction of deposit insurance premiums and regulatory assessments. Increased expenses in the second quarter reflect the one-time FDIC special assessment fees of $1.8 million. Reflecting a second-quarter out-of-court settlement fee of $850,000, third-quarter loan-related expenses declined by 84.2 percent to $192,000 from $1.2 million in the second quarter. Salaries and employee benefits, the biggest single contributor to total non-interest expense, was essentially unchanged at $8.6 million compared to $8.5 million in the prior quarter. We will continue to hold down all operating costs for the remainder of 2009; however, further cost control may be offset by regulatory-related expenses such as professional fees and potential FDIC assessments. We also expect that expenses to manage our asset quality in this stressed credit environment continue to be significant. In the third quarter, expenses in relation with other real estate owned (“OREO”), such as valuation expenses and maintenance costs, more than doubled to $3.4 million from the prior quarter’s $1.5 million.
Due to increased net interest income before provision for credit losses and increased non-interest income, along with decreased non-interest expense, the efficiency ratio (non-interest expense divided by the sum of net interest income before provision for credit losses and non-interest income) sequentially improved to 68.2 percent compared to 82.9 percent in the second quarter of 2009.
Balance Sheet and Asset Quality
Total assets at September 30, 2009 decreased by $418.3 million, or 10.8 percent, to $3.46 billion from $3.88 billion at December 31, 2008, and decreased by $308.5 million, or 8.2 percent, from $3.77 billion at September 30, 2008, reflecting the Bank’s ongoing strategy to deleverage the balance sheet.
With our ongoing stringent lending policy to carefully evaluate all maturing loans and selectively renew our loans based on quality, gross loans, net of deferred loan fees, decreased by $384.6 million, or 11.4 percent, to $2.98 billion as of September 30, 2009, compared to $3.36 billion at December 31, 2008, and decreased by $367.5 million, or 11.0 percent, compared to $3.35 billion at September 30, 2008.
The success of our core deposit campaign together with our deleveraging strategy substantially changed our liability profile in the third quarter by increasing our core deposits and decreasing the brokered deposits and borrowings.
Our total deposits decreased by $78.2 million, or 2.5 percent, to $2.99 billion at September 30, 2009, compared to $3.07 billion at December 31, 2008, and increased by $192.5 million, or 6.9 percent, compared to $2.80 billion at September 30, 2008. Such decrease was carefully designed under our deleveraging strategy which allows some run off of volatile and expensive time deposits. For the nine months ended September 30, 2009, time deposits decreased by $472.1 million and our non-time deposits increased by $393.9 million. For the same nine month period, FHLB advances also decreased by $261.4 million, or 61.9 percent, to $160.8 million at September 30, 2009, compared to $422.2 million at December 31, 2008, At September 30, 2009, brokered deposits, excluding CDARS, were $365.7 million, a decrease of $508.4 million, or 58.2 percent, compared to $874.1 million at December 31, 2008.
Third quarter charge-offs, net of recoveries, were $29.9 million compared to $23.6 million in the prior quarter and $11.8 million in the third quarter of 2008. Out of the third quarter charge-offs, $22.8 million was made from unsecured commercial and industrial (“C&I”) loans, including one large loan in the amount of $7.0 million to an international trading company. Also included were some commercial real estate and business property loans due to decreases in hard collateral values, resulted in partial charge-offs of $4.0 million, with the remaining balance of $3.5 million consisting of consumer and SBA loans.

Delinquent loans were $151.0 million (5.07 percent of total gross loans) at September 30, 2009, compared to $178.7 million (5.66 percent of total gross loans) at June 30, 2009, $164.4 million (4.95 percent of total gross loans) at March 31, 2009, $128.5 million (3.82 percent of total gross loans) at December 31, 2008, and $102.9 million (3.08 percent of total gross loans) at Sept 30, 2008. The decrease in delinquencies from the prior quarter is attributable to diligent collection efforts, which involve proactive negotiations with borrowers in financial difficulty, often leading to loan modifications or charge-offs.
Non-performing loans (“NPL”) at September 30, 2009 were $174.4 million (5.85 percent of total gross loans), compared to $167.3 million (5.3 percent of total gross loans) at June 30, 2009, $156.3 million (4.71 percent of total gross loans) at March 31, 2009, $121.9 million (3.62 percent of total gross loans) at December 31, 2008, and $111.9 million (3.34 percent of total gross loans) at September 30, 2008. The breakdown in third quarter 2009 NPLs was as follows: 10.4 percent were construction loans, 47.6 percent were C&I loans including owner/user business property loans, 30.3 percent were commercial real estate loans (“CRE”) loans, 9.5 percent were SBA loans, and 2.2 percent were consumer loans.
As of September 30, 2009, total non-performing assets of $201.6 million included OREO of $27.1 million compared to total non-performing assets of $201.3 million with OREO of $34.0 million at June 30, 2009, $157.5 million with OREO of $1.2 million at March 31, 2009, and $122.7 million with OREO of $823,000 at December 31, 2008. At September 30, 2008, total non-performing assets were $114.9 million, which included OREO of $3.0 million. At September 30, 2009, OREO was $6.9 million lower, when compared to the prior quarter, mainly due to the sale of a golf course north of San Diego.
At September 30, 2009, the allowance for loan losses was $124.8 million, or 4.19 percent of total gross loans (71.53 percent of total non-performing loans), compared to $71.0 million, or 2.11 percent of total gross loans (58.23 percent of total non-performing loans), at December 31, 2008, and $63.9 million, or 1.91 percent of total gross loans (57.16 percent of total non-performing loans), at September 30, 2008.
Capital Adequacy
On September 4, 2009, Hanmi received an investment of $6.95 million from Leading Investment & Securities Co. Ltd. IWL Partners LLC, an affiliate of Leading, is additionally preparing a separate definitive agreement that would result in a larger equity capital infusion. If completed as expected, the Korean investment will augment Hanmi’s capital reserves and, in conjunction with our program to deleverage the balance sheet, will enhance our ability to weather the current recession and emerge well-positioned to take advantage of opportunities as the economy recovers.
At September 30, 2009, the Bank’s Tier 1 Leverage, Tier 1 Risk-Based Capital, and Total Risk-Based Capital ratios were 7.05 percent, 8.40 percent and 9.69 percent, respectively, compared to 8.85 percent, 9.44 percent, and 10.71 percent, respectively, at December 31, 2008. The Bank’s ratio of tangible shareholders’ equity to total tangible assets was 7.57 percent at September 30, 2009.
Deferred Tax Assets
During the third quarter of 2009, Hanmi established a valuation allowance of $44.9 million against its existing net deferred tax assets. The Company’s primary deferred tax assets relate to its allowance for loan losses and impairment charges. Under generally accepted accounting principles, a valuation allowance must be recognized if it is “more likely than not” that such deferred tax assets will not be realized. Appropriate consideration is given to all available evidence (both positive and negative) related to the realization of the deferred tax assets on a quarterly basis.
In conducting its regular quarterly evaluation, Hanmi made a determination to establish a valuation allowance at September 30, 2009 based primarily upon the existence of a three-year cumulative loss derived by combining the pre-tax income (loss) reported during the two most recent annual periods with management’s current projected results for the year ending 2009. This three-year cumulative loss position is primarily attributable to significant provisions for credit losses incurred during 2009. Although the Company’s current financial forecasts indicate that sufficient taxable income will be generated in the future to ultimately realize the existing deferred tax benefits, those forecasts were not considered to constitute sufficient positive evidence to overcome the observable negative evidence associated with the three-year cumulative loss position determined at September 30, 2009. Although the creation of the valuation allowance will increase tax expense for the quarter ended September 30, 2009 and similarly reduce tangible book value, it will not have an effect on Hanmi’s cash flows. The remaining net deferred tax assets of $2.5 million will be reversed by NOL carryover during the 4th quarter of 2009.
Forward-Looking Statements
This release contains forward-looking statements, which are included in accordance with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue,” or the negative of such terms and other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ from those expressed or implied by the forward-looking statement. These factors include the following: failure to maintain adequate levels of capital and liquidity to support our operations; the effect of regulatory orders we have entered into and potential future supervisory action against us or Hanmi Bank; general economic and business conditions internationally, nationally and in those areas in which we operate; volatility and deterioration in the credit and equity markets; changes in consumer spending, borrowing and savings habits; availability of capital from private and government sources; the ability of Leading to complete the transactions contemplated by the Securities Purchase Agreement; demographic changes; competition for loans and deposits and failure to attract or retain loans and deposits; fluctuations in interest rates and a decline in the level of our interest rate spread; risks of natural disasters related to our real estate portfolio; risks associated with Small Business Administration (“SBA”) loans; failure to attract or retain key employees; changes in governmental regulation, including, but not limited to, any increase in FDIC insurance premiums; ability to receive regulatory approval for Hanmi Bank to declare dividends to Hanmi Financial; adequacy of our allowance for loan losses, credit quality and the effect of credit quality on our provision for credit losses and allowance for loan losses; changes in the financial performance and/or condition of our borrowers and the ability of our borrowers to perform under the terms of their loans and other terms of credit agreements; our ability to successfully integrate acquisitions we may make; our ability to control expenses; and changes in securities markets. In addition, we set forth certain risks in our reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and current and periodic reports filed with the Securities and Exchange Commission thereafter, which could cause actual results to differ from those projected. You should understand that it is not possible to predict or identify all such risks. Consequently, you should not consider such disclosures to be a complete discussion of all potential risks or uncertainties. We undertake no obligation to update such forward-looking statements except as required by law.
About Hanmi Financial Corporation
Headquartered in Los Angeles, Hanmi Bank, a wholly owned subsidiary of Hanmi Financial Corporation, provides services to the multi-ethnic communities of California, with 27 full-service offices in Los Angeles, Orange, San Bernardino, San Francisco, Santa Clara and San Diego counties, and two loan production offices in Virginia and Washington State. Hanmi Bank specializes in commercial, SBA and trade finance lending, and is a recognized community leader. Hanmi Bank’s mission is to provide a full range of quality products and premier services to its customers and to maximize shareholder value. Additional information is available at www.hanmi.com.
Contact
Hanmi Financial Corporation

BRIAN E. CHO	DAVID YANG
Chief Financial Officer	Investor Relations and Corporate Planning
(213) 368-3200	(213) 637-4798

HANMI FINANCIAL CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(Dollars in Thousands)

	September 30,	December 31,	%	September 30,	%
	2009	2008	Change	2008	Change
ASSETS
Cash and Due from Banks	$57,727	$83,933	(31.2)%	$81,640	(29.3)%
Interest-Bearing Deposits in Other Banks	155,607	2,014	7,626.3%	755	20,510.2%
Federal Funds Sold and Securities Purchased Under Resale Agreements	—	130,000	(100.0)%	5,000	(100.0)%

Cash and Cash Equivalents	213,334	215,947	(1.2)%	87,395	144.1%

Investment Securities	205,901	197,117	4.5%	221,714	(7.1)%

Loans:
Gross Loans, Net of Deferred Loan Fees	2,977,504	3,362,111	(11.4)%	3,345,049	(11.0)%
Allowance for Loan Losses	(124,768)	(70,986)	75.8%	(63,948)	95.1%

Loans Receivable, Net	2,852,736	3,291,125	(13.3)%	3,281,101	(13.1)%

Due from Customers on Acceptances	1,859	4,295	(56.7)%	7,382	(74.8)%
Premises and Equipment, Net	19,302	20,279	(4.8)%	20,703	(6.8)%
Accrued Interest Receivable	11,389	12,347	(7.8)%	13,801	(17.5)%
Other Real Estate Owned, Net	27,140	823	3,197.7%	2,988	808.3%
Deferred Income Taxes, Net	2,464	29,456	(91.6)%	18,682	(86.8)%
Servicing Assets	3,957	3,791	4.4%	4,018	(1.5)%
Other Intangible Assets, Net	3,736	4,950	(24.5)%	5,404	(30.9)%
Investment in Federal Home Loan Bank Stock, at Cost	30,697	30,697	—	30,424	0.9%
Investment in Federal Reserve Bank Stock, at Cost	10,053	10,228	(1.7)%	11,733	(14.3)%
Bank-Owned Life Insurance	26,171	25,476	2.7%	25,239	3.7%
Income Taxes Receivable	34,908	11,712	198.1%	17,785	96.3%
Other Assets	13,843	17,573	(21.2)%	17,622	(21.4)%

TOTAL ASSETS	$3,457,490	$3,875,816	(10.8)%	$3,765,991	(8.2)%

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Deposits:
Noninterest-Bearing	$561,548	$536,944	4.6%	$634,593	(11.5)%
Interest-Bearing	2,430,312	2,533,136	(4.1)%	2,164,784	12.3%

Total Deposits	2,991,860	3,070,080	(2.5)%	2,799,377	6.9%

Accrued Interest Payable	19,730	18,539	6.4%	11,344	73.9%
Bank Acceptances Outstanding	1,859	4,295	(56.7)%	7,382	(74.8)%
Federal Home Loan Bank Advances	160,828	422,196	(61.9)%	583,315	(72.4)%
Other Borrowings	1,496	787	90.1%	1,657	(9.7)%
Junior Subordinated Debentures	82,406	82,406	—	82,406	—
Accrued Expenses and Other Liabilities	12,191	13,598	(10.3)%	13,314	(8.4)%

Total Liabilities	3,270,370	3,611,901	(9.5)%	3,498,795	(6.5)%

Stockholders’ Equity	187,120	263,915	(29.1)%	267,196	(30.0)%

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$3,457,490	$3,875,816	(10.8)%	$3,765,991	(8.2)%

HANMI FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(Dollars in Thousands, Except Per Share Data)

	Three Months Ended					Nine Months Ended
	Sept. 30,	June 30,	%	Sept. 30,	%	Sept. 30,	Sept. 30,	%
	2009	2009	Change	2008	Change	2009	2008	Change
INTEREST AND DIVIDEND INCOME:
Interest and Fees on Loans	$42,705	$44,718	(4.5)%	$56,134	(23.9)%	$132,508	$172,637	(23.2)%
Taxable Interest on Investment Securities	1,541	1,370	12.5%	2,049	(24.8)%	4,261	7,743	(45.0)%
Tax-Exempt Interest on Investment Securities	607	621	(2.3)%	650	(6.6)%	1,871	2,071	(9.7)%
Interest on Term Federal Funds Sold	293	695	(57.8)%	—	—	1,688	—	—
Dividends on Federal Reserve Bank Stock	150	153	(2.0)%	176	(14.8)%	456	528	(13.6)%
Interest on Federal Funds Sold and Securities Purchased Under Resale Agreements	67	112	(40.2)%	23	191.3%	261	137	90.5%
Interest on Interest-Bearing Deposits in Other Banks	68	11	518.2%	4	1,600.0%	81	5	1,520.0%
Dividends on Federal Home Loan Bank Stock	64	—	—	405	(84.2)%	64	953	(93.3)%

Total Interest and Dividend Income	45,495	47,680	(4.6)%	59,441	(23.5)%	141,190	184,074	(23.3)%

INTEREST EXPENSE:
Interest on Deposits	17,365	22,686	(23.5)%	19,365	(10.3)%	62,836	64,699	(2.9)%
Interest on Federal Home Loan Bank Advances	865	1,010	(14.4)%	3,324	(74.0)%	2,987	11,406	(73.8)%
Interest on Junior Subordinated Debentures	747	846	(11.7)%	1,150	(35.0)%	2,581	3,763	(31.4)%
Interest on Other Borrowings	—	2	(100.0)%	5	(100.0)%	2	344	(99.4)%

Total Interest Expense	18,977	24,544	(22.7)%	23,844	(20.4)%	68,406	80,212	(14.7)%

NET INTEREST INCOME BEFORE PROVISION FOR CREDIT LOSSES	26,518	23,136	14.6%	35,597	(25.5)%	72,784	103,862	(29.9)%
Provision for Credit Losses	49,500	23,934	106.8%	13,176	275.7%	119,387	50,226	137.7%

NET INTEREST INCOME (LOSS) AFTER PROVISION FOR CREDIT LOSSES	(22,982)	(798)	2,779.9%	22,421	(202.5)%	(46,603)	53,636	(186.9)%

NON-INTEREST INCOME:
Service Charges on Deposit Accounts	4,275	4,442	(3.8)%	4,648	(8.0)%	13,032	13,904	(6.3)%
Insurance Commissions	1,063	1,185	(10.3)%	1,194	(11.0)%	3,430	3,893	(11.9)%
Remittance Fees	511	545	(6.2)%	499	2.4%	1,579	1,543	2.3%
Trade Finance Fees	512	499	2.6%	784	(34.7)%	1,517	2,474	(38.7)%
Other Service Charges and Fees	489	467	4.7%	433	12.9%	1,439	1,852	(22.3)%
Net Gain on Sales of Loans	864	—	—	—	—	866	765	13.2%
Bank-Owned Life Insurance Income	234	227	3.1%	241	(2.9)%	695	715	(2.8)%
Gain on Sales of Investment Securities	—	1	(100.0)%	—	—	1,277	618	106.6%
Loss on Sales of Investment Securities	—	—	—	(483)	(100.0)%	(109)	(483)	(77.4)%
Other-Than-Temporary Impairment Loss on Investment Securities	—	—	—	(2,410)	(100.0)%	—	(2,410)	(100.0)%
Other Operating Income (Loss)	265	(695)	(138.1)%	422	(37.2)%	(462)	1,874	(124.7)%

Total Non-Interest Income	8,213	6,671	23.1%	5,328	54.1%	23,264	24,745	(6.0)%

NON-INTEREST EXPENSE:
Salaries and Employee Benefits	8,648	8,508	1.6%	10,782	(19.8)%	24,659	33,363	(26.1)%
Occupancy and Equipment	2,834	2,788	1.6%	2,786	1.7%	8,506	8,360	1.7%
Deposit Insurance Premiums and Regulatory Assessments	2,001	3,929	(49.1)%	780	156.5%	7,420	2,098	253.7%
Other Real Estate Owned Expense	3,372	1,502	124.5%	2	N/M	5,017	141	3,458.2%
Data Processing	1,608	1,547	3.9%	1,498	7.3%	4,691	4,730	(0.8)%
Professional Fees	1,239	890	39.2%	647	91.5%	2,745	2,627	4.5%
Supplies and Communications	603	599	0.7%	681	(11.5)%	1,772	2,008	(11.8)%
Advertising and Promotion	447	624	(28.4)%	914	(51.1)%	1,640	2,614	(37.3)%
Loan-Related Expense	192	1,217	(84.2)%	170	12.9%	1,590	569	179.4%
Amortization of Other Intangible Assets	379	406	(6.7)%	478	(20.7)%	1,214	1,504	(19.3)%
Other Operating Expenses	2,366	2,686	(11.9)%	3,497	(32.3)%	7,383	7,859	(6.1)%
Impairment Loss on Goodwill	—	—	—	—	—	—	107,393	(100.0)%

Total Non-Interest Expense	23,689	24,696	(4.1)%	22,235	6.5%	66,637	173,266	(61.5)%

INCOME (LOSS) BEFORE PROVISION (BENEFIT) FOR INCOME TAXES	(38,458)	(18,823)	104.3%	5,514	(797.5)%	(89,976)	(94,885)	(5.2)%
Provision (Benefit) for Income Taxes	21,207	(9,288)	(328.3)%	1,166	1,718.8%	(3,580)	3,393	(205.5)%

NET INCOME (LOSS)	$(59,665)	$(9,535)	525.7%	$4,348	(1,472.2)%	$(86,396)	$(98,278)	(12.1)%

EARNINGS (LOSS) PER SHARE:
Basic	$(1.26)	$(0.21)	500.0%	$0.09	(1,500.0)%	$(1.86)	$(2.14)	(13.1)%
Diluted	$(1.26)	$(0.21)	500.0%	$0.09	(1,500.0)%	$(1.86)	$(2.14)	(13.1)%

WEIGHTED-AVERAGE SHARES OUTSTANDING:
Basic	47,413,141	45,924,767		45,881,549		46,415,225	45,869,069
Diluted	47,413,141	45,924,767		45,933,043		46,415,225	45,869,069

SHARES OUTSTANDING AT PERIOD-END	51,201,390	46,130,967		45,905,549		51,201,390	45,905,549

HANMI FINANCIAL CORPORATION AND SUBSIDIARIES
SELECTED FINANCIAL DATA (UNAUDITED)
(Dollars in Thousands)

	Three Months Ended					Nine Months Ended
	Sept. 30,	June 30,	%	Sept. 30,	%	Sept. 30,	Sept. 30,	%
	2009	2009	Change	2008	Change	2009	2008	Change
AVERAGE BALANCES:
Average Gross Loans, Net of Deferred Loan Fees	$3,078,104	$3,282,152	(6.2)%	$3,341,250	(7.9)%	$3,235,455	$3,320,559	(2.6)%
Average Investment Securities	209,021	179,129	16.7%	244,027	(14.3)%	190,243	294,130	(35.3)%
Average Interest-Earning Assets	3,552,698	3,796,039	(6.4)%	3,630,755	(2.1)%	3,718,837	3,659,255	1.6%
Average Total Assets	3,672,253	3,897,158	(5.8)%	3,789,614	(3.1)%	3,842,266	3,892,197	(1.3)%
Average Deposits	3,100,419	3,223,309	(3.8)%	2,895,746	7.1%	3,174,880	2,924,416	8.6%
Average Borrowings	297,455	386,477	(23.0)%	590,401	(49.6)%	374,139	588,267	(36.4)%
Average Interest-Bearing Liabilities	2,844,821	3,083,774	(7.7)%	2,835,917	0.3%	3,013,651	2,861,288	5.3%
Average Stockholders’ Equity	232,136	240,207	(3.4)%	267,433	(13.2)%	249,742	340,894	(26.7)%
Average Tangible Equity	228,169	235,850	(3.3)%	261,751	(12.8)%	245,377	263,870	(7.0)%

PERFORMANCE RATIOS (Annualized) :
Return on Average Assets	(6.45)%	(0.98)%		0.46%		(3.01)%	(3.37)%
Return on Average Stockholders’ Equity	(101.97)%	(15.92)%		6.47%		(46.25)%	(38.51)%
Return on Average Tangible Equity	(103.75)%	(16.22)%		6.61%		(47.08)%	(49.75)%
Efficiency Ratio	68.21%	82.85%		54.33%		69.38%	134.73%
Net Interest Spread (1)	2.47%	1.88%		3.21%		2.08%	3.02%
Net Interest Margin (1)	3.00%	2.48%		3.94%		2.65%	3.83%

ALLOWANCE FOR LOAN LOSSES:
Balance at Beginning of Period	$105,268	$104,943	0.3%	$62,977	67.2%	$70,986	$43,611	62.8%
Provision Charged to Operating Expense	49,375	23,922	106.4%	12,802	285.7%	119,067	47,685	149.7%
Charge-Offs, Net of Recoveries	(29,875)	(23,597)	26.6%	(11,831)	152.5%	(65,285)	(27,348)	138.7%

Balance at End of Period	$124,768	$105,268	18.5%	$63,948	95.1%	$124,768	$63,948	95.1%

Allowance for Loan Losses to Total Gross Loans	4.19%	3.33%		1.91%		4.19%	1.91%
Allowance for Loan Losses to Total Non-Performing Loans	71.53%	62.92%		57.16%		71.53%	57.16%

ALLOWANCE FOR OFF-BALANCE SHEET ITEMS:
Balance at Beginning of Period	$4,291	$4,279	0.3%	$3,932	9.1%	$4,096	$1,765	132.1%
Provision Charged to Operating Expense	125	12	941.7%	374	151.8%	320	2,541	(87.4)%

Balance at End of Period	$4,416	$4,291	2.9%	$4,306	2.6%	$4,416	$4,306	2.6%

(1)	Amounts calculated on a fully taxable equivalent basis using the current statutory federal tax rate.

HANMI FINANCIAL CORPORATION AND SUBSIDIARIES
SELECTED FINANCIAL DATA (UNAUDITED) (Continued)
(Dollars in Thousands)

	Sept. 30,	Dec. 31,	%	Sept. 30,	%
	2009	2008	Change	2008	Change
NON-PERFORMING ASSETS:
Non-Accrual Loans	$174,363	$120,823	44.3%	$111,335	56.6%
Loans 90 Days or More Past Due and Still Accruing	64	1,075	(94.0)%	535	(88.0)%

Total Non-Performing Loans	174,427	121,898	43.1%	111,870	55.9%
Other Real Estate Owned, Net	27,140	823	3,197.7%	2,988	808.3%

Total Non-Performing Assets	$201,567	$122,721	64.2%	$114,858	75.5%

Total Non-Performing Loans/Total Gross Loans	5.85%	3.62%		3.34%
Total Non-Performing Assets/Total Assets	5.83%	3.17%		3.05%
Total Non-Performing Assets/Allowance for Loan Losses	161.6%	172.9%		179.6%

DELINQUENT LOANS	$151,047	$128,469	17.6%	$102,917	46.8%

Delinquent Loans/Total Gross Loans	5.07%	3.82%		3.08%

LOAN PORTFOLIO:
Real Estate Loans	$1,086,735	$1,180,114	(7.9)%	$1,166,436	(6.8)%
Commercial and Industrial Loans	1,824,042	2,099,732	(13.1)%	2,096,222	(13.0)%
Consumer Loans	68,537	83,525	(17.9)%	84,031	(18.4)%

Total Gross Loans	2,979,314	3,363,371	(11.4)%	3,346,689	(11.0)%
Deferred Loan Fees	(1,810)	(1,260)	43.7%	(1,640)	10.4%

Gross Loans, Net of Deferred Loan Fees	2,977,504	3,362,111	(11.4)%	3,345,049	(11.0)%
Allowance for Loan Losses	(124,768)	(70,986)	75.8%	(63,948)	95.1%

Loans Receivable, Net	$2,852,736	$3,291,125	(13.3)%	$3,281,101	(13.1)%

LOAN MIX:
Real Estate Loans	36.5%	35.1%		34.9%
Commercial and Industrial Loans	61.2%	62.4%		62.6%
Consumer Loans	2.3%	2.5%		2.5%

Total Gross Loans	100.0%	100.0%		100.0%

DEPOSIT PORTFOLIO:
Demand — Noninterest-Bearing	$561,548	$536,944	4.6%	$634,593	(11.5)%
Savings	98,019	81,869	19.7%	86,157	13.8%
Money Market Checking and NOW Accounts	723,585	370,401	95.4%	597,065	21.2%
Time Deposits of $100,000 or More	845,318	849,800	(0.5)%	863,034	(2.1)%
Other Time Deposits	763,390	1,231,066	(38.0)%	618,528	23.4%

Total Deposits	$2,991,860	$3,070,080	(2.5)%	$2,799,377	6.9%

DEPOSIT MIX:
Demand — Noninterest-Bearing	18.8%	17.5%		22.7%
Savings	3.3%	2.7%		3.1%
Money Market Checking and NOW Accounts	24.2%	12.1%		21.3%
Time Deposits of $100,000 or More	28.3%	27.7%		30.8%
Other Time Deposits	25.4%	40.0%		22.1%

Total Deposits	100.0%	100.0%		100.0%

CAPITAL RATIOS (Bank Only) :
Total Risk-Based	9.69%	10.71%		10.84%
Tier 1 Risk-Based	8.40%	9.44%		9.57%
Tier 1 Leverage	7.05%	8.85%		8.94%

HANMI FINANCIAL CORPORATION AND SUBSIDIARIES
AVERAGE BALANCES, AVERAGE YIELDS EARNED AND AVERAGE RATES PAID (UNAUDITED)
(Dollars in Thousands)

	Three Months Ended									Nine Months Ended
	September 30, 2009			June 30, 2009			September 30, 2008			September 30, 2009			September 30, 2008
		Interest	Average		Interest	Average		Interest	Average		Interest	Average		Interest	Average
	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
INTEREST-EARNING ASSETS

Loans:
Real Estate Loans:
Commercial Property	$887,028	$12,051	5.39%	$914,802	$13,041	5.72%	$867,684	$14,604	6.70%	$905,386	$38,029	5.62%	$821,097	$42,894	6.98%
Construction	138,340	1,464	4.20%	178,456	1,594	3.58%	199,969	2,539	5.05%	165,455	4,605	3.72%	208,519	8,081	5.18%
Residential Property	83,387	1,050	5.00%	86,913	1,119	5.16%	90,739	1,209	5.30%	86,904	3,332	5.13%	90,069	3,584	5.32%

Total Real Estate Loans	1,108,755	14,565	5.21%	1,180,171	15,754	5.35%	1,158,392	18,352	6.30%	1,157,745	45,966	5.31%	1,119,685	54,559	6.51%
Commercial and Industrial Loans	1,897,321	26,863	5.62%	2,025,414	27,774	5.50%	2,099,708	36,128	6.85%	2,001,546	82,874	5.54%	2,114,974	112,416	7.10%
Consumer Loans	73,670	1,084	5.84%	77,989	1,108	5.70%	85,021	1,495	7.00%	77,606	3,345	5.76%	87,920	4,789	7.28%

Total Gross Loans	3,079,746	42,512	5.48%	3,283,574	44,636	5.45%	3,343,121	55,975	6.66%	3,236,897	132,185	5.46%	3,322,579	171,764	6.91%
Prepayment Penalty Income	—	193	—	—	82	—	—	159	—	—	323	—	—	873	—
Unearned Income on Loans, Net of Costs	(1,642)	—	—	(1,422)	—	—	(1,871)	—	—	(1,442)	—	—	(2,020)	—	—

Gross Loans, Net	3,078,104	42,705	5.50%	3,282,152	44,718	5.46%	3,341,250	56,134	6.68%	3,235,455	132,508	5.48%	3,320,559	172,637	6.94%

Investment Securities:
Municipal Bonds(1)	58,179	933	6.41%	59,222	956	6.46%	60,979	1,000	6.56%	58,760	2,878	6.53%	65,329	3,186	6.50%
U.S. Government Agency Securities	37,969	431	4.54%	13,177	144	4.37%	46,777	483	4.13%	20,345	671	4.40%	80,120	2,612	4.35%
Mortgage-Backed Securities	82,429	807	3.92%	74,939	880	4.70%	83,460	994	4.76%	77,720	2,582	4.43%	90,652	3,246	4.77%
Collateralized Mortgage Obligations	17,066	173	4.05%	20,713	215	4.15%	41,266	441	4.27%	23,742	736	4.13%	45,853	1,462	4.25%
Corporate Bonds	401	—	0.00%	233	22	37.77%	7,751	89	4.59%	265	—	0.00%	8,344	287	4.59%
Other Securities	12,977	130	4.01%	10,845	109	4.02%	3,794	42	4.43%	9,411	272	3.85%	3,832	136	4.73%

Total Investment Securities (1)	209,021	2,474	4.73%	179,129	2,326	5.19%	244,027	3,049	5.00%	190,243	7,139	5.00%	294,130	10,929	4.95%

Other Interest-Earning Assets:
Equity Securities	41,741	214	2.05%	41,532	153	1.47%	39,929	581	5.82%	41,667	520	1.66%	37,160	1,481	5.31%
Federal Funds Sold and Securities Purchased Under Resale Agreements	56,568	67	0.47%	135,362	112	0.33%	4,797	23	1.92%	95,365	261	0.36%	7,096	137	2.57%
Term Federal Funds Sold	90,239	293	1.30%	147,692	695	1.88%	—	—	—	125,249	1,688	1.80%	—	—	—
Interest-Earning Deposits	77,025	68	0.35%	10,172	11	0.43%	752	4	2.13%	30,858	81	0.35%	310	5	2.15%

Total Other Interest-Earning Assets	265,573	642	0.97%	334,758	971	1.16%	45,478	608	5.35%	293,139	2,550	1.16%	44,566	1,623	4.86%

TOTAL INTEREST-EARNING ASSETS (1)	$3,552,698	$45,821	5.12%	$3,796,039	$48,015	5.07%	$3,630,755	$59,791	6.55%	$3,718,837	$142,197	5.11%	$3,659,255	$185,189	6.76%

INTEREST-BEARING LIABILITIES

Interest-Bearing Deposits:
Savings	$93,404	$585	2.48%	$84,588	$527	2.50%	$91,465	$533	2.32%	$86,715	$1,617	2.49%	$91,910	$1,587	2.31%
Money Market Checking and NOW Accounts	629,124	2,998	1.89%	319,319	1,426	1.79%	693,718	5,579	3.20%	431,646	6,278	1.94%	656,625	15,946	3.24%
Time Deposits of $100,000 or More	983,341	7,447	3.00%	1,313,683	12,108	3.70%	973,752	8,709	3.56%	1,124,876	29,877	3.55%	1,143,975	35,436	4.14%
Other Time Deposits	841,497	6,335	2.99%	979,707	8,625	3.53%	486,581	4,544	3.72%	996,275	25,064	3.36%	380,511	11,730	4.12%

Total Interest-Bearing Deposits	2,547,366	17,365	2.70%	2,697,297	22,686	3.37%	2,245,516	19,365	3.43%	2,639,512	62,836	3.18%	2,273,021	64,699	3.80%

Borrowings:
FHLB Advances	213,583	865	1.61%	302,220	1,010	1.34%	506,981	3,324	2.61%	290,142	2,987	1.38%	492,434	11,406	3.09%
Other Borrowings	1,466	—	0.00%	1,851	2	0.43%	1,014	5	1.96%	1,591	2	0.17%	13,427	344	3.42%
Junior Subordinated Debentures	82,406	747	3.60%	82,406	846	4.12%	82,406	1,150	5.55%	82,406	2,581	4.19%	82,406	3,763	6.10%

Total Borrowings	297,455	1,612	2.15%	386,477	1,858	1.93%	590,401	4,479	3.02%	374,139	5,570	1.99%	588,267	15,513	3.52%

TOTAL INTEREST-BEARING LIABILITIES	$2,844,821	$18,977	2.65%	$3,083,774	$24,544	3.19%	$2,835,917	$23,844	3.34%	$3,013,651	$68,406	3.03%	$2,861,288	$80,212	3.74%

NET INTEREST INCOME (1)		$26,844			$23,471			$35,947			$73,791			$104,977

NET INTEREST SPREAD (1)			2.47%			1.88%			3.21%			2.08%			3.02%

NET INTEREST MARGIN (1)			3.00%			2.48%			3.94%			2.65%			3.79%

(1)	Amounts calculated on a fully taxable equivalent basis using the current statutory federal tax rate.